Beyond Wellness Inc.

Beyond Wellness provides DNA testing, analysis, and reporting that can be used by medical professionals and clinicians in the detection, diagnosis, and treatment of various medical disorders.


BEYOND

Invest

$100 minimum investment

Deadline October 4, 2021
in 2 months

Share Price
$5

Total Raised
$1,550

Valuation
$21,000,000

4(a)(6) offering provided by Netcapital Funding Portal Inc. Security transfer functionality provided by Netcapital Systems LLC.

INTRODUCTION

Beyond Wellness provides Direct-to-Consumer DNA testing, analysis, and reporting. Harnessing the power of next-generation DNA sequencing, medical advances, machine learning and precision medicine, we can provide consumers with continuously updated information.

This invaluable information can assist medical professionals in the detection, diagnosis, and treatment of various diseases, disorders, and conditions.

Knowing what's in your DNA could:

- Predict what diseases you might be susceptible to (including heart disease)
- Help doctors prescribe the best medicines to treat your illness
- Assess your susceptibility to viral infections (such as COVID-19)
- Indicate how your body will respond to specific diet and exercise routines

> **“50% of Americans carry one or more gene variants that dramatically raise their risk for heart attacks and stroke. Not only can genetic testing reveal these threats, it can also reveal the Best strategies to treat them.”**
>
> The Heart Attack and Stroke Prevention Center of Vero Beach

PROBLEM

We believe most consumers could benefit from knowing what’s in their DNA. Consumers are **not** using DNA testing to the fullest extent possible to manage their personal health and wellness for a number of reasons:

problem


Historically, a full exome DNA test has been cost prohibitive.
Most DNA testing companies have focused on ancestry testing.
DNA testing was limited in its scope.
Medical and healthcare practitioners were new to using DNA information in diagnosing and treating disease.
Most consumers were not aware of the benefits of a full exome DNA test.

SOLUTION

Beyond Wellness provides DNA testing kits to everyday consumers and medical professionals to provide genetic information that could uncover medical problems that a person might be predisposed to and accurately prescribe treatments for such medical issues. A subscription enables users access to individualized DNA data analysis and ongoing access to our service.

Ongoing access is important due to the rapidly evolving DNA testing world. With researchers making new discoveries, staying up to date will enable users the opportunity to see if their dataset has evolved.

We have partnered with one of the premier DNA testing laboratories in the United States, which allows us to offer some of the lowest, most competitive prices in the genetic testing market.

We offer three specific health related DNA tests:

1. Cardiac Test
2. Viral Immunity Test
3. Nutrition and Fitness Test

Customers also have the option to purchase a **one time only** full DNA genome sequencing testing report.

How It Works

How It Works



Customers respond to our marketing campaigns by signing up on our website.
Customers then purchase one of our introductory tests or the full genome test.
We send the customer a DNA sample test kit.
The customer obtains a DNA sample and mails the sample to the lab.
The lab analyzes the results and loads the customer's DNA analysis up to the secure access system, where the customer can access his or her information.

BUSINESS MODEL

Marketing Strategy

1. **Traditional direct marketing** – Marketing that evokes an on-the-spot response and encourages prospective customers to act by opting into the advertiser's offer.
2. **Comprehensive digital marketing** - Content, social media, effective website design, email marketing, blogging, pay-per-click advertising, online display ads and effective web analytics.
3. **A "Call Center" approach** - Following up on leads generated by website and Internet marketing activities allowing us to convert a significant number into sales.

Potential Opportunities

As our data base grows, there may be opportunities to monetize the database through licensing and/or other sharing arrangements with:

- Researchers in development of disease prevention and treatment
- Major pharmaceutical companies in the development of new pharmaceuticals

MARKET

Market



Global Market Insights
Insights to innovation.
GENETIC TESTING MARKET
GENETIC TESTING MARKET TO SURPASS >$31.8 BN BY 2027
GLOBAL STATISTICS
11.6%
CAGR (2021-27)
Industry size
2020
>$14.8 BN
Cancer diagnosis market value (2020): >$7.7 BN
Genetic disease segment market CAGR (2021-27): 12.5%
Diagnostic testing segment CAGR (2021-27): 11.6%
NA industry share (2020): >$8.5 BN
Europe market value (2020) $3 BN

1. Grand View Research reported the global personalized medicine market size, estimated at USD 493.1 billion in 2020, is expected to expand at a CAGR of 6.2% predominantly due to the proliferation of genetic sequencing methodologies.
2. A subset of the global market, direct-to-consumer (D-T-C) genetic testing, is projected to reach $4.1 billion by 2027 at a CAGR of 15.7% during 2021-2027, according to Precision Reports.
3. Currently, only 26 million Americans have taken DNA tests, accounting for a mere 8% of the total population (and many of those have only taken "ancestry" type DNA tests).

TEAM



Karen Parmenter

President & CEO

Parmenter is a licensed marriage and family therapist. She was the clinical director of a crisis residential center in Orange County, California, operated by Telecare, a major behavioral health company. After leaving Telecare, Karen developed a program to help high acuity clients maintain an at home lifestyle, while still receiving near crisis level care. Recently, she has incorporated DNA analysis of specific mental health markers, as well as drug responses, to determine which medications will work best for treating different behavioral disorders. Karen is an avid fitness enthusiast and has used DNA analysis in developing her fitness routines and diet. She earned her bachelor's in psychology from University of Arizona and her master's in clinical psychology from Pepperdine University. She is licensed in both Nevada and California.



Michael Manahan

Chief Financial Officer & Director

Manahan is a financial strategist, consultant, and lecturer at California State Dominguez Hills. He served as CFO for three publicly traded companies, has started and owned seven small businesses, and as an advisor has worked with more than 100 management teams. He is a graduate of the British Columbia Institute of Technology in Financial Management. Michael earned his MBA from Pepperdine University and his CPA (non-active) in Canada. He also completed all coursework for a Doctorate in Organizational Change at Pepperdine University (ABD). Michael's accomplishments include building accounting teams, preparing companies for audits and sale, leading due diligence on acquisitions and investments, raising capital, coaching CEOs and CFOs, creating projections and pitch decks, driving down costs and improving efficiency.



Dutch Deol

Chief Operating Officer & Director

Dutch is an Optics Program Manager for the Data, Power and Control Division at Legrand, France. Legrand France is a nine-billion-dollar publicly traded entity that sells everything from residential lighting controls to high end data networking products. Controlling all aspects of the global sales channel, Dutch is responsible for an eight-million-dollar Profit and Loss. Dutch rose to this position after two separate company acquisitions. During these acquisitions, Dutch served as Chief of Staff for Approved Networks and Champion One. As Chief of Staff, he gained valuable insight into the business unit as a whole. This experience influenced his CapEx and OpEx decisions, leading to more effective business spending and a boost in Top Line Revenue and EBITDA. Dutch is passionate about helping companies achieve their maximum potential through intelligent and effective management level decisions.

Science and Technology Team





Eric Mathur

Eric serves as Chief Science Officer of Diomics Corporation. His career spans 40 years in basic and applied biotechnology with a focus on translational science. His expertise encompasses molecular biology, genome sciences, environmental microbiology, molecular diagnostics and high throughput drug discovery. A serial entrepreneur in the early San Diego biotech industry, Eric participated in the formation of several start-ups including Stratagene Cloning Systems (acquired by Agilent), Diversa Corporation (acquired by BASF & British Petroleum), and Synthetic Genomics (spinout Agradis acquired by Monsanto) among others. He is an accomplished biotechnologist with 50+ peer reviewed publications and over 100 issued patents. Eric's passion lies in leveraging genomics, biologics & polymer technologies to develop science-driven nutraceuticals, plant-based-medicines and modern therapeutics.

Jayson Uffens

Jayson has 20 years in technology developing products and platforms for start-ups, rapid growth companies, and other enterprises. His engineering and leadership roles include Developer, Architect, VP, CTO, & CEO. He was the Founder/CEO of IrisMind composed of former Seamless/Grubhub engineers created to partner, develop, and invest in vertical SaaS and AI startups. He developed an ML-based fintech consumer analysis platform and sold $5M in licenses in 2016-2017. In 2018 he helped launch a startup named Streamlined. Jayson became an equity partner of a development team to build an ML-driven platform for deal management, document analysis, and automated data rooms to accelerate the closing of VC and PE capital raises. The product is used by companies, law firms, and funds. He was the Lead Developer and Architect for PerfectPracticeMD (now AdvancedMD) driving product development. The company was acquired by ADP. He was VP of Engineering at Seamless leading the rebuild of team & platform that accelerated product development taking the company from $300M to $1B in revenue and VP of Engineering for a combined platform at Grubhub through merger, integration, and IPO for a combined $1.5B in platform transactions in 2014.

USE OF PROCEEDS

If the offering's maximum amount of $5,000,000 is raised:

Use	Value	% of Proceeds
Marketing this Offering	$1,300,000	26.0%
General Marketing	$2,500,000	50.0%
Product Development	$100,000	2.0%
Equipment Purchases	$50,000	1.0%
Future Wages/Overhead	$350,000	7.0%
Software/App/Website	$455,000	9.1%
Intermediary fees	$245,000	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Beyond Wellness Inc.. This offering must raise at least $10,000 by October 4, 2021 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Beyond Wellness Inc. may issue additional securities to raise up to $5,000,000, the offering's *maximum*.

$1,550 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

5,200,000 shares
× $5 per share

$26,000,000 implied valuation

PITCH DECK

Beyond Wellness Inc.


BEYOND
WELLNESS
A BLUEPRINT FOR YOUR HEALTH
BEYOND

FINANCIALS

These financial statements have been audited by an independent Certified Public Accountant.

CPA audit report

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

› Form C on August 3, 2021

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

› Website

UPDATES

Aug 3, 2021 • Primary offering of 1,000,000 shares at $5

Aug 3, 2021 • Filed Form C

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